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                                                                EXHIBIT 9(e)(iv)
                     Amendment No. 1, dated June 30, 1997,
                                     to the
                            Participation Agreement
                             dated January 30, 1996
                                  By and Among
                            MARKET STREET FUND, INC.
                                      and
                        NATIONAL LIFE INSURANCE COMPANY
                                      and
                        1717 CAPITAL MANAGEMENT COMPANY
                       (formerly PML SECURITIES COMPANY)


         This Amendment No. 1, dated as of June 30, 1997, to the Participation Agreement dated January 30, 1996 (the "Participation Agreement"), by and among NATIONAL LIFE INSURANCE COMPANY, a Vermont insurance company (the "Company"), the MARKET STREET FUND, INC., an open-end diversified investment company organized under the laws of the State of Maryland (the "Fund") and 1717 CAPITAL MANAGEMENT COMPANY (formerly PML SECURITIES COMPANY), a Delaware corporation (the "Underwriter"), is made and entered into as of June 30, 1997.

         WHEREAS, the Company has formed a new separate account which is to offer variable annuity contracts, such separate account being known as "National Variable Annuity Account II" (the "New Separate Account"); and

         WHEREAS, the Company desires to purchase shares of the Portfolios on behalf of the New Separate Account to fund variable annuity contracts, an the Fund and the Underwriter are willing to to sell such shares to the Company for such purpose;

         NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree to amend the Participation Agreement as follows:

         1. Definitions. Unless otherwise specifically provided for herein, all capitalized terms defined in the Participation Agreement shall have the same meanings when used herein as in the Participation Agreement. The definition of the term "Policy" is hereby broadened to include the variable annuity contracts to be offered by the New Separate Account, as well as the flexible premium adjustable benefit variable life insurance policies offered by National Variable Life Insurance Account, and the definition of the term "Account" shall mean, collectively, National Variable Life Insurance Account and the New Separate Account.

         2. Sale of Fund Shares. The Underwriter agrees to sell shares of the Fund, and the Fund agrees to make available its shares for such sale, to the Company on behalf of the New Separate Account, on the same terms and conditions as the Underwriter currently sells shares of the Fund, and the Fund currently makes its shares available for such sale to the Company on behalf of the National Variable Life Insurance Account.
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         3.      Section 2.2 is hereby amended to add the words "or annuity contracts" after the word "policies" in the first sentence thereof.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to the Participation Agreement to be executed in its name and behalf by its duly authorized representative as of the date set forth above.


                           NATIONAL LIFE INSURANCE COMPANY

                           /s/ MARGARET K. ARTHUR
                          -------------------------------------------
                           by: Margaret K. Arthur, Senior Vice President

                           MARKET STREET FUND, INC.

                           [sig]
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                           by:

                           1717 CAPITAL MANAGEMENT COMPANY

                           [sig]
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                           by: